Form of PARTICIPATION AGREEMENT
THIS AGREEMENT, dated as of ______________, 2017, by and among, American Century ETF Trust (“Trust”), a statutory trust organized under the laws of the State of Delaware, on behalf of each separate series, severally and not jointly, identified on Schedule A (each, a “Fund” and collectively, the “Funds”); American Century Investment Management, Inc. (the “Adviser”), investment adviser to the Trust; and [Acquiring Fund Corporation/Trust], a registered investment company or unit investment trust, on behalf of its itself and each separate series, severally and not jointly, identified on Schedule B (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”).
WHEREAS, the Trust and each Acquiring Fund are registered with the United States Securities and Exchange Commission (the “Commission”) as investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of an Acquiring Fund to invest in shares of a Fund as well as the ability of a Fund to sell its shares to a Acquiring Fund;
WHEREAS, the Trust (on behalf of each Fund), and the Adviser obtained an order from the Commission dated [DATE] (the “Order”), that, in part, permits an Acquiring Fund to acquire shares of one or more of the Funds and permits each Fund, its principal underwriter and brokers and dealers registered under the Securities and Exchange Act of 1934, as amended, to sell such shares to an Acquiring Fund in excess of the limitations set forth in Section 12(d)(l)(A) and (B), respectively, in accordance with the conditions (the “Conditions”) of the Order as set forth in the related Commission Notice of Application for such Order (such Order and related Notice of Application being collectively referred to herein as the “American Century Order”);
WHEREAS, the Acquiring Funds may, from time to time, invest in shares of one or more Funds in excess of the limitations of Section 12(d)(1)(A) and the Funds may, from time to time, sell their shares to the Acquiring Funds in excess of the limitations of Section 12(d)(l)(B), in reliance on the American Century Order; and
NOW THEREFORE, in consideration of the potential benefits to the Funds and the Underlying Funds arising out of the Funds’ investment in the Underlying Funds, the parties agree as follows.

I.	REPRESENTATIONS AND OBLIGATIONS OF THE Acquiring FUNDS
1.1    Pursuant to Condition B.9 of the American Century Order, the Acquiring Fund(s) will notify the Adviser, on behalf of the Trust, at or prior to the time of an investment by an Acquiring Fund in a Fund in excess of the limits in Section 12(d)(l)(A)(i) and will, at such time, provide to the Adviser, on behalf of the Trust, a list (the “List”) of the names of each Fund of Funds Affiliate and Underwriting Affiliate (as each such term is defined in the American Century Order). The Acquiring Funds undertake to notify the Adviser, on behalf of the Trust, of any change to the List as soon as reasonably practicable after a change occurs, and at least on a quarterly basis.

The Acquiring Fund will promptly notify the Adviser in writing at the time its investment in Shares of a Fund falls below the limits of Section 12(d)(1)(A)(i).

1.2    Each Acquiring Fund will promptly notify the Adviser, on behalf of the Trust, in writing of any purchase or acquisition of shares of a Fund that causes such Acquiring Fund to hold 5% or more of such Fund’s shares or, together with the securities of any other funds, 10% or more of such Fund’s shares.

1.3    To the extent an Acquiring Fund holds 25% or more of the shares of a Fund due to a decrease in the outstanding voting securities of a Fund, the Acquiring Fund agrees to vote the shares of such Fund in the same proportion as the vote of all other holders of shares of such Fund.

1.4    Each Acquiring Fund represents that investments in the Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement. Each Acquiring Fund that is a management investment company represents that its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

1.5    The board of directors/trustess of the Acquiring Fund has adopted procedures reasonably designed to ensure that each Acquiring Fund’s adviser and, if applicable, sub-adviser(s) conduct the investment program of the Acquiring Funds without taking into account any consideration received from a Fund or Fund affiliate in connection with any services and transactions.

II.	REPRESENTATIONS AND OBLIGATIONS OF THE FUNDS

2.1    The Trust has caused the Adviser to provide to the Acquiring Funds a copy of the American Century Order, which is attached hereto as Exhibit 1, and will cause the Adviser to provide promptly to the Acquiring Funds a copy of any material amendments to the American Century Order.

III.	ADDITIONAL REPRESENTATIONS AND OBLIGATIONS OF THE FUNDS AND THE ACQUIRING FUNDS

3.1    Pursuant to Condition B.9 of the American Century Order, the Trust, on behalf of each Fund, and the Acquiring Funds, represent that their respective board of directors/trustees and their respective investment advisers understand the terms and conditions of the American Century Order and that each agrees to comply with applicable Conditions and otherwise fulfill its responsibilities under the American Century Order. Each Acquiring Fund agrees to promptly notify the Trust and the Adviser if it fails to comply with its obligations under the American Century Order or this Agreement. The Trust, on behalf of each Fund, agrees to promptly notify the Acquiring Funds if it fails to comply with its obligations under the American Century Order as such obligations relate to the Acquiring Funds or this Agreement.

3.2    Pursuant to Condition V.B.9 of the American Century Order, the Trust, on behalf of each Fund, and the Acquiring Funds, agree to maintain and preserve a copy of the American Century Order and this Agreement, and the list of each Fund of Funds Affiliate and Underwriting

Affiliate with any updated information, for the duration of the investment and for a period of not less than six years thereafter, the first two years in an easily accessible place.

3.3    The Trust, on behalf of each Fund, and the Acquiring Funds acknowledge that the receipt of compensation by: (a) an affiliated person of an Acquiring Fund, or an affiliated person of such person, for the purchase by such Acquiring Fund of shares of a Fund; or (b) an affiliated person of a Fund, or an affiliated person of such person, for the sale by such Fund of its shares to an Acquiring Fund, may be prohibited by Section 17(e)(l) of the 1940 Act.

IV.	INDEMNIFICATION

4.1    Each Acquiring Fund, severally and not jointly, will at all times indemnify, defend and hold harmless the Funds, the Adviser and their respective officers, trustees, directors, shareholders, employees, agents, successors and assigns (collectively, the “American Century Indemnified Parties”) from and against, and shall reimburse the American Century Indemnified Parties for, any and all claims (actual or threatened), damages, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with an Acquiring Fund’s failure to comply with the terms of this Agreement or the American Century Order or an Acquiring Fund’s (or its agents’ or delegees’) willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties under this Agreement or the American Century Order.

4.2    An Acquiring Fund shall not be liable under Section 4.1 with respect to any Losses to which an indemnified party would otherwise be subject by reason of an American Century Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such American Century Indemnified Party’s obligations or duties under this Agreement or the American Century Order.

V.	NOTICES

All notices, including all information that any party is required to provide under the terms of this Agreement and the terms and conditions of the American Century Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below, which address may be changed from time to time by written notice to the other party.
If to an Acquiring Fund
[Name]
[Address]
If to Trust, a Fund or the Adviser:
American Century Investment Management, Inc.
4500 Main Street
Kansas City, MO 64111
Attn: General Counsel

VI.	TERMINATION; GOVERNING LAW

6.1    This Agreement will continue until terminated in writing by either party upon thirty (30) days’ notice to the other party; provided, however, that the provisions of Sections 3.2, 4.1, and 4.2 shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

6.2    This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

VII.	USE OF NAME

7.1    The Trust hereby consents to the use of the Trust name, the name of each Fund and the names of their affiliates in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications.

7.2    It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

VIII.	MISCELLANEOUS

8.1    Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

8.2    Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

8.3    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMERICAN CENTURY ETF TRUST, on behalf of each of the Funds listed on Schedule A, Severally and Not Jointly By: Name: Title:	[ACQUIRING FUNDS], on behalf of its Acquiring Funds listed on Schedule B, Severally and Not Jointly By: Name: Title:
AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. By: Name: Title:

Schedule A
Series of American Century ETF Trust
[List Funds]

Schedule B
Acquiring Funds and applicable Trust/Corporation

Exhibit 1
American Century Order and Notice of Application